Exhibit 10.1

SUPPLEMENTAL AGREEMENT BETWEEN

ARIZONA PUBLIC SERVICE COMPANY AND RANDALL K. EDINGTON

This Supplemental Agreement (the “Agreement”) is entered into by and between Arizona Public Service Company (the “Company”) and Randall K. Edington (“Executive”).

1.             Background.  The Company previously entered into a Supplemental Agreement dated December 26, 2008 (the “2008 Agreement”) with Executive.  By letter dated March 12, 2012 (the “Letter Agreement”), the Company and Executive agreed to certain additions to the terms and conditions of Executive’s employment to those set forth in the 2008 Agreement, subject to the receipt of appropriate corporate approval which was obtained on June 20, 2012.

2.             Effective Date.  Except as otherwise noted below, this Agreement shall be effective as of the date on which it is executed.  This Agreement supersedes and replaces the Letter Agreement as to all matters addressed herein and therein.

3.             Salary Increases.  Effective as of January 1, 2012, Executive’s base salary shall be increased to $900,000.  Effective as of January 1, 2013, Executive’s base salary shall be increased to $925,000, and effective as of January 1, 2014, Executive’s base salary shall be increased to $950,000.

4.             2014 Supplemental Pension Benefit.  In addition to the pension benefit set forth in the 2008 Agreement, if Executive is actively employed by the Company on December 31, 2013, the supplemental pension benefit amount calculated in accordance with the first paragraph of Section 5(b) of the 2008 Agreement shall be increased by an amount equal to 5% of the benefit that would have otherwise been payable. If Executive is actively employed by the Company on December 31, 2014, the supplemental pension benefit amount calculated in accordance with the first paragraph of Section 5(b) (prior to the increase called for by the preceding sentence) shall be increased by an amount equal to 10% of the benefit that would have otherwise been payable.

5.             Supplemental Deferred Compensation Arrangement.  The Company shall provide Executive with a deferred compensation benefit that will be credited in three equal installments to accounts established for the benefit of Executive and will vest in accordance with the terms and conditions described in the attached Exhibit A.

6.             Potential Repurchase of Arizona Home.  If Executive incurs a termination of employment after December 31, 2014, and within six months of such termination of employment, Executive decides to relocate from Arizona but is unable to sell his Arizona home for a net price equal to Executive’s original purchase price (after making reasonable efforts to do so), the Company will purchase Executive’s primary Arizona residence for the original purchase price.  If Executive terminates employment due to death or disability prior to December 31, 2014, and within six months of Executive’s termination of employment, Executive (or Executive’s executor or representative) decides to relocate from Arizona but is unable to sell Executive’s Arizona home for a net price equal to the original purchase price (after making reasonable efforts to do so), the Company will purchase Executive’s primary Arizona residence for the original purchase price.  For purposes of this Agreement, the term “disability” shall have the meaning ascribed to it in the Deferred Compensation Plan of 2005 for Employees of Pinnacle West Capital Corporation and Affiliates, and the term “original purchase price” shall mean the agreed price contracted between Executive and the original seller and shall not include any real estate commissions or settlement charges which may have been paid by Executive as part of the purchase transaction.

7.             Amendment of 2011 and 2012 Restricted Stock Unit Agreements.  The definition of “Retirement” in clause (i) of the second paragraph of Section 3 of each of the February 15, 2011 and February 21, 2012 Restricted Stock Unit Agreements under the Pinnacle West Capital Corporation 2007 and 2012 Long-Term Incentive Plans issued to Executive is hereby amended as follows:

(i) “Retirement” means Employee’s Separation from Service (as defined in the Deferred Compensation Plan of 2005 for Employees of Pinnacle West Capital Corporation and Affiliates (as in effect on the date of this Amendment)) for any reason on or after December 31, 2014,

8.             Amendments of Supplemental 2010 Award.  The February 15, 2011 Restricted Stock Unit Agreement under the Pinnacle West Capital Corporation 2007 Long-Term Incentive Plan issued to Executive (Supplemental 2010 Award) (the “Supplemental 2010 Award Agreement”) is hereby amended by the addition of the following new sentence to the end of Section 3 thereof:

In addition, the Restricted Stock Units will fully vest and no longer be subject to the restrictions of and forfeiture under this Award Agreement upon Employee’s Retirement.  For purposes of this Agreement, “Retirement” means Employee’s Separation from Service for any reason on or after December 31, 2014.

Section 4(a) of the Supplemental 2010 Award Agreement is also amended by deleting the first sentence thereof.

9.             Impact on 2008 Agreement.  This Agreement supplements the 2008 Agreement which otherwise remains in full force and effect.

10.          Status of Exhibit.  Exhibit A is deemed to be a part of this Agreement as if fully set forth herein.

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IN WITNESS WHEREOF, the Company and Executive have caused this Agreement to be executed as of the date set forth below.

ARIZONA PUBLIC SERVICE COMPANY

By:	/s/ Donald E. Brandt
Its: Chief Executive Officer

6/19/2012
Date

EXECUTIVE

/s/ Randall K. Edington
Randall K. Edington

6/19/2012
Date

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Exhibit A

SUPPLEMENTAL DEFERRED COMPENSATION PROGRAM

FOR RANDALL K. EDINGTON

1.             Purpose.  By an Agreement approved on June 20, 2012 between Arizona Public Service Company (the “Company”) and Randall K. Edington (“Executive”), the Company agreed to establish a supplemental deferred compensation arrangement for the benefit of Executive (the “Supplemental Deferred Compensation Benefit”).  The purpose of this document is to establish this arrangement through Discretionary Credits to accounts established for the benefit of Executive pursuant to the Deferred Compensation Plan of 2005 for Employees of Pinnacle West Capital Corporation and Affiliates (the “Deferred Compensation Plan”).

2.             Definitions.  Defined terms used herein shall have the respective meanings ascribed to them in the Deferred Compensation Plan.

3.             Discretionary Credits.  Three Discretionary Credits in the aggregate amount of $1,050,000 will be allocated to three Discretionary Credit Accounts (“Discretionary Credit Account A,” “Discretionary Credit Account B” and “Discretionary Credit Account C”) established for the benefit of Executive pursuant to Section 3.9 of the Deferred Compensation Plan.  Discretionary Credit Account A shall be credited with $350,000 as of January 1, 2012.  Discretionary Credit Account B shall be credited with $350,000 on January 1, 2013 and Discretionary Credit Account C shall be credited with $350,000 on January 1, 2014.

4.             Interest.  The Discretionary Credit Accounts shall be credited with interest in accordance with Sections 3.5 and 3.7(a) of the Deferred Compensation Plan.  Discretionary Credit Account A shall be credited with interest from January 1, 2012.  Discretionary Credit Account B shall be credited with interest from January 1, 2013 and Discretionary Credit Account C shall be credited with interest from January 1, 2014.

5.             Vesting.  The Discretionary Credit Accounts vest on December 31, 2014.  If Executive Separates from Service prior to December 31, 2014, the amounts allocated to the Discretionary Credit Accounts will be forfeited; provided, however, that if Executive Separates from Service due to death or Disability prior to December 31, 2014, all amounts previously credited to the Discretionary Credit Accounts prior to the date of such Separation from Service will be fully vested.

6.             Payment of Discretionary Credits.  Executive’s vested interest in his Discretionary Credit Accounts will be paid to Executive (or to the Beneficiary designated by Executive pursuant to the Deferred Compensation Plan in the event of Executive’s death) in installments over a period of 10 years following Executive’s Separation from Service in accordance with Sections 3.7 and 5.1 of the Deferred Compensation Plan.  As provided in the Deferred Compensation Plan, the first installment payment shall be made within 30 days following Executive’s Separation from Service, unless Executive is a Specified Employee on the date of his Separation from Service.  If Executive is a Specified Employee on the date of his Separation from Service, the payment of Executive’s vested interest in his Discretionary Credit Accounts may not commence prior to the first day of the seventh month following Executive’s

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Separation from Service.  The Discretionary Credit Accounts may not be distributed as a Short-Term Payout or due to an Unforeseeable Financial Emergency.

7.             Executive’s Plan Status.  This document shall be deemed to be Executive’s Election Form with respect to the Discretionary Credits for purposes of Section 2.2 of the Deferred Compensation Plan.

8.             Relationship to Other Benefits.  The Discretionary Credits allocated to Executive shall not be taken into account as compensation or for purposes of determining any benefits due to Executive pursuant to the terms of any pension, retirement, savings, profit sharing, incentive, group insurance or other tax qualified or nonqualified benefit plan sponsored by the Company, Pinnacle West Capital Corporation or any affiliate of either.  In addition, any amounts payable to Executive pursuant to this document shall be disregarded for purposes of the benefit plans referred to in the preceding sentence.

9.             Plan Document.  This Program is established pursuant to the provisions of Section 3.9 of the Deferred Compensation Plan.  Accordingly, except as otherwise set forth in this document, the provisions of the Deferred Compensation Plan shall apply in determining the rights of Executive as well as the administration of Executive’s Discretionary Credit Accounts.  In cases of conflict, this document controls over any conflicting provisions of the Deferred Compensation Plan, except as may be required by Section 409A of the Internal Revenue Code or the provisions of any other applicable law or regulation.

10.          Amendments.  This document may not be modified, altered or changed, except by a written agreement signed by the Company and Executive.

11.          Entire Agreement.  This document and the Deferred Compensation Plan constitute the entire agreement between the Company and Executive regarding the Supplemental Deferred Compensation Arrangement.

12.          Severability.  If any provision of this document is held to be invalid, the remaining provisions shall remain in full force and effect.

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